UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC

DRIVER OPPORTUNITY PARTNERS I LP

J. ABBOTT R. COOPER

MICHAEL J. DRISCOLL, ED.D

ETHAN C. ELZEN

LISA NARRELL-MEAD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting (the “2020 Annual Meeting”) of shareholders of First United Corporation, a Maryland corporation (the “Company” or “First United”).

Item 1: On June 8, 2020, J. Abbott R. Cooper, Driver’s managing member, posted a link to a previously filed news article on LinkedIn. A screen shot of that post is set forth below:

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Item 2: On June 8, 2020, Driver issued the following press release:

Driver Management Announces Egan-Jones

Recommends First United Shareholders Vote on the

WHITE Proxy Card to Refresh the Board of Directors

Egan-Jones Advises Shareholders to Vote on the WHITE Proxy Card to Elect Driver’s Slate of

Highly-Qualified and Independent Nominees, Which Possesses Superior Banking and Financial

Services Experience Compared to the Incumbent Directors

Proxy Advisory Firm Notes Long Term Underperformance and Endorses Driver’s Case for Change

at First United, Highlighting that Adding Three New Directors will Enhance Accountability and

Transparency in the Boardroom

Driver Reminds Shareholders to Discard the Company’s Blue Proxy Card and Vote the WHITE

Proxy Card Today – ONLY YOUR LATEST DATED CARD COUNTS!

Remember: First United’s Anti-Shareholder, Over-Tenured Board Does Not Deserve a “Free Pass”

Given Its History of Hiding Behind Maryland Law and Undermining Corporate Democracy

NEW YORK--(BUSINESS WIRE)--Driver Management Company LLC (together with its affiliates, “Driver” or “we”), the manager of an investment partnership that holds more than 5% of the outstanding shares of First United Corporation (“First United” or the “Company”) (NASDAQ: FUNC), today announced that Egan-Jones Proxy Services (“Egan-Jones”), a leading independent proxy advisory firm, has endorsed its case for change at First United by recommending that shareholders vote on the WHITE proxy card to elect Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead to the Board of Directors (the “Board”) ahead of the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) on June 11.

In its full report, Egan-Jones affirmed Driver’s scrutiny of First United’s abusive corporate governance practices and dismal long-term performance, concluding that shareholders should vote on the WHITE card1:

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“We believe that electing Driver Management’s nominees will not only refresh the Board, but will also instill fresh perspectives and strategies, which we believe are critical to the Company’s transformation.”

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“Moreover, we commend the qualifications and experiences of the dissident shareholders’ nominees – ranging from best in class financial background, corporate governance expertise and strategic planning, to only name a few.”

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“We believe that by electing Driver Management’s nominees, First United is set to have a Board with enhanced transparency and accountability, which will provide the ample check and balance between the boardroom and management.”

Abbott Cooper, Driver’s founder and managing member, commented:

“We are pleased that Egan-Jones supports our case for change at First United and recommends shareholders vote on the WHITE proxy card to elect all three of our highly-qualified, independent nominees: Michael J. Driscoll, Ed.D, Ethan C. Elzen and Lisa Narrell-Mead. Egan-Jones is in full agreement with Driver that First United’s anti-shareholder corporate governance and long-term underperformance need to be quickly addressed. Most importantly, Egan-Jones agrees our nominees will bring sorely-needed fresh perspectives and strategies to the boardroom, which are critical to First United’s transformation.”

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1 Permission to use quotations neither sought nor obtained. Emphasis added.

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DO NOT GIVE A “FREE PASS” TO AN ANTI-SHAREHOLDER, OVER-TENURED BOARD THAT

HIDES BEHIND MARYLAND CORPORATE LAW TO TRY TO DISENFRANCHISE SHAREHOLDERS.

•	The eleven-member Board’s average director tenure is more than 15 years, which far exceeds the “stale” criteria set by major institutions.

•	Total shareholder returns have dramatically underperformed the broader bank indexes over the last one and three years and, over the past decade, chronically underperformed all relevant peer sets and indexes.

•	More than 75% of the Board has no prior experience in the banking sector.

•	The Board does not allow shareholders to amend the bylaws.

•	The Board will not let shareholders vote to declassify the Board, even though a prior proposal received support from more than 60% of the outstanding shares.

o	First United’s super-majority voting threshold prevented the declassification proposal from passing, as did First United insiders who we believe voted against the proposal.

•	The Board sought to create an un-level playing field in this election contest by withholding standard shareholder lists and information from Driver (despite numerous normal-course requests) that prevented Driver from directly communicating with shareholders.

o	First United used these same lists to communicate with shareholders themselves and disparage Driver and its nominees.

•	The Board keeps the Chairman and Chief Executive Officer roles combined despite shareholder concerns. Based on documents obtained through a Maryland Public Information Act request, we learned the Board instigated and sought to direct a state regulator’s investigation – which resulted in no violation of law – regarding Driver’s 2019 share purchases.

o	The Board repeatedly lied to shareholders in proxy solicitation materials when it said First United did not instigate the investigation.
o	When no violation of law was found by the regulator, First United turned around and sued Driver – its largest active shareholder – in state court.

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As a reminder, shareholders can visit www.RenovateMyBank.com to learn about our highly-qualified nominees and HOW TO VOTE ON THE WHITE PROXY CARD TODAY!

Remember, only your latest dated card counts. Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212)

257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR WHITE PROXY CARD TODAY.

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About Driver Management

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value.

Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

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Item 3. On June 8, 2020, the following news item was published on www.reorg.com

Egan-Jones Recommends First United Shareholders Support Activist in Proxy Fight, Report Says Activism

June 08, 2020 14:18

FUNC

Takeaways:

•	Egan-Jones advised shareholders to vote for the dissident slate, saying that “electing Driver Management’s nominees will not only refresh the board, but will also instill fresh perspectives and strategies, which we believe are critical to the company’s transformation,” according to a report.
•	Egan-Jones’ recommendation contrasts that of Institutional Shareholder Services (ISS) and Glass Lewis, both of which recommended that shareholders vote for management’s slate.
•	A source familiar with the situation said early votes indicate that the company has gained strong support from its retail shareholders, which make up 58% of the shareholder base, according to software company Simply Wall Street.

Proxy advisory firm Egan-Jones has recommended that shareholders of bank holding company First United Corp. support Driver Management’s slate at the company’s annual general meeting on June 11, according to a report seen by Reorg.

Driver initiated a campaign on Nov. 19, 2019, for three board seats and pushed the company to explore a sale. The Oakland, Md.-based company subsequently announced on Feb. 11 that it will proceed as a stand-alone firm despite the activist’s demand.

Egan-Jones advised shareholders to vote for the dissident slate, saying that “electing Driver Management’s nominees will not only refresh the board, but will also instill fresh perspectives and strategies, which we believe are critical to the company’s transformation.”

“We believe that by electing Driver Management’s nominees, First United is set to have a board with enhanced transparency and accountability, which will provide the ample check and balance between the boardroom and management,” the proxy advisor continued.

Driver’s founder, Abbott Cooper, said in a statement seen by Reorg that the activist is "pleased" with the recommendation. “Egan-Jones is in full agreement with Driver that First United’s anti-shareholder corporate governance and long-term underperformance need to be quickly addressed," he said. "Most importantly, Egan-Jones agrees our nominees will bring sorely-needed fresh perspectives and strategies to the boardroom, which are critical to First United’s transformation.”

Egan-Jones’ recommendation contrasts that of Institutional Shareholder Services (ISS) and Glass Lewis, both of which recommended on May 28 and June 5, respectively, that shareholders vote for management’s slate, with the former suggesting that shareholders should withhold a vote for lead independent director John McCullough.

“The dissident has not made a sufficiently compelling case that immediate change is needed at FUNC, given TSR and operational outperformance under the current CEO,” ISS wrote in its report. “However, this contest has highlighted a subpar governance regime underscored by a refreshment process that has moved too slowly.”

Driver criticized ISS’ “flawed” report on May 28, saying it essentially endorses First United’s “assault on corporate democracy and shareholders’ rights.”

Yet, ISS also criticized First United’s “apparent attempts to disenfranchise the dissident from voting,” saying that shareholders should signal their “expectation that the board oversee more rapid” governance improvements.

On April 3, Driver accused First United of instigating a state investigation against the activist in an attempt to “cast Driver in a negative light” and keep the activist from voting its 5.3% stake at the AGM. However, First United, which also filed a lawsuit seeking declaratory relief in the Circuit Court for Garrett County, said there is “sufficient evidence” to find that Driver violated a Maryland financial regulatory statute when it acquired shares of First United common stock. The company said on June 1 that it will count Driver’s votes at the AGM.

First United said on June 6 that it is committed to its board refreshment program, noting that the plan “strikes a reasonable balance that will adequately refresh the board and that shows the board is receptive to shareholder feedback.”

A source familiar with the situation said early votes indicate that the company has gained strong support from its retail shareholders, which make up 58% of the shareholder base, according to software company Simply Wall Street.

In February, Reorg reported that three top-15 shareholders owning a combined 7% of First United were supportive of Driver’s sentiments following the bank’s decision to not pursue a sale. In March, settlement talks between Driver and First United collapsed after the two parties could not agree on terms.

First United did not immediately respond to a request for comment.

Shares in First United traded up around 5% today, giving the company a market cap of nearly $101 million.

--Elana Duré

See on Reorg

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